Exhibit 99.1

American States Water Company Announces
Second Quarter 2020 Results

San Dimas, California, August 3, 2020…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.69 for the second quarter ended June 30, 2020, as compared to basic and fully diluted earnings per share of $0.72 for the second quarter ended June 30, 2019. Included in the results for the second quarter of 2019 was the retroactive impact from a final decision on the water general rate case issued in May 2019, which totaled approximately $0.08 per share and related to the first quarter of 2019. Excluding the retroactive impact related to the first quarter of 2019, consolidated diluted earnings per share during the second quarter of 2020 increased by $0.05 per share, or 7.8%, compared to the second quarter of 2019.
Second Quarter 2020 Results
The table below sets forth a comparison of the second quarter 2020 diluted earnings per share by business segment, with the same period in 2019, as reported. In May 2019, the California Public Utilities Commission (CPUC) issued a final decision on the general rate case of AWR’s regulated water utility subsidiary, Golden State Water Company (GSWC), which set new rates for 2019 through 2021. Since the May 2019 decision was retroactive to January 1, 2019, the impact of the new water rates for the first three months of 2019 amounted to $0.08 per share and was reflected in the results for the second quarter of 2019. This impact related to the first quarter of 2019 is shown on a separate line in the table below.

	Diluted Earnings per Share
	Three Months Ended
	6/30/2020	6/30/2019	CHANGE
Water, excluding retroactive impact of CPUC decision on general rate case	$0.54	$0.51	$0.03
Electric	0.03	0.01	0.02
Contracted services	0.12	0.12	—
Consolidated diluted earnings per share, adjusted	0.69	0.64	0.05
Retroactive impact of CPUC decision in the water rate case for Q1 2019	—	0.08	(0.08)
Consolidated diluted earnings per share, as reported	$0.69	$0.72	$(0.03)
Water Segment:
The water segment’s recorded diluted earnings for the three months ended June 30, 2019 were $0.59 per share. Excluding the $0.08 per share retroactive impact of the general rate case related to the first quarter of 2019, diluted earnings from GSWC’s water operations for the three months ended June 30, 2019 were $0.51 per share. In addition, the final May 2019 decision in the water general rate case approved the recovery of previously incurred costs that were being tracked in CPUC-authorized memorandum accounts, which resulted in a reduction to administrative and general expense of approximately $1.1 million, or $0.02 per share, and was also recorded during the second quarter of 2019. There was no similar item in 2020.
Furthermore, the COVID-19 pandemic has, among other things, resulted in increased volatility in the financial markets, which has resulted in significant fluctuations in the fair value of investments held to fund one of GSWC's retirement plans. Affecting the results and comparability between the two periods were gains of $2.5 million earned on these investments during the second quarter of 2020 compared to gains of $657,000 recorded during the same period in

2019, increasing the water segment’s earnings by approximately $0.04 per share as compared to the second quarter of 2019.
Excluding the effects of the items discussed above, diluted earnings per share from the water segment for the three months ended June 30, 2020 increased by $0.01 per share as compared to the same period in 2019. The following items affected the comparability between the two periods (excluding the impact of billed surcharges, which have no effect on net earnings):

•
An increase in the water gross margin of $2.8 million, or approximately $0.06 per share, as a result of new rates authorized by the CPUC. Effective January 1, 2020, GSWC received its full second-year step increases, which it achieved as a result of passing the earnings tests.  These full step increases are expected to generate an additional $10.4 million in water gross margin for 2020.

•
An overall increase in operating expenses (excluding supply costs), which negatively impacted earnings by $0.04 per share mainly due to increases in overall labor costs, unplanned maintenance expense, property taxes, outside services and depreciation expense for the three months ended June 30, 2020 as compared to the same period in 2019.

•
An overall decrease in interest expense (net of interest income and other income) favorably impacted earnings by approximately $0.01 per share during the three months ended June 30, 2020 as compared to the same period in 2019 due primarily to a decrease in short-term interest rates, partially offset by higher average intercompany borrowings from AWR to fund operations and capital expenditures during the second quarter of 2020.

•
Changes in the effective income tax rate resulting from certain flow-through taxes and permanent items for the three months ended June 30, 2020 as compared to the same period in 2019 negatively impacted earnings by approximately $0.02 per share.

Electric Segment:
Diluted earnings per share from the electric segment for the three months ended June 30, 2020 increased by $0.02 per share as compared to the same period in 2019 largely due to an increase in the electric gross margin resulting from new rates authorized by the CPUC in its final decision on the electric general rate case issued in August 2019, which was retroactive to January 1, 2018. Due to the delay in receiving this final decision, billed electric revenues for the first six months of 2019 were based on 2017 adopted rates. Among other things, the final decision approved an increase in the electric gross margin for 2018 of approximately $2.3 million, and authorized increases in the adopted electric gross margin of $1.2 million for each of the years 2019 and 2020.
As a result of the delay in finalizing the electric general rate case, the cumulative retroactive earnings impact of the final August 2019 decision was included in the third quarter results of 2019, including approximately $0.01 per share related to the second quarter of 2019 had the new 2018 and 2019 rates been in place at that time.
Contracted Services Segment:
For the three months ended June 30, 2020 and 2019, diluted earnings from the contracted services segment were $0.12 per share. An increase in management fee revenues and overall decrease in operating expenses were mostly offset by a decrease in construction activity during the second quarter of 2020 compared to the same period in 2019.
Year-To-Date 2020 Results
Fully diluted earnings for each of the six month periods ended June 30, 2020 and 2019 were $1.07 per share. The table below sets forth a comparison of the diluted earnings per share contribution by business segment.

	Diluted Earnings per Share
	Six Months Ended
	6/30/2020	6/30/2019	CHANGE
Water	$0.78	$0.80	$(0.02)
Electric	0.09	0.05	0.04
Contracted services	0.20	0.22	(0.02)
Consolidated diluted earnings per share	$1.07	$1.07	$—
Water Segment:

Diluted earnings per share from the water segment for the six months ended June 30, 2020 decreased by $0.02 per share as compared to the same period in 2019. The COVID-19 pandemic has, among other things, resulted in increased volatility in the financial markets, which has resulted in significant fluctuations in the fair value of investments held to fund one of the company's retirement plans. Affecting the results and comparability between the two periods was a decrease in gains on investments during the six months ended June 30, 2020 compared to the same period in 2019, which decreased the water segment’s earnings by approximately $0.04 per share. Modest investment gains were earned during the six months ended June 30, 2020 as compared to gains of $2.1 million during the same period in 2019. In addition, the May 2019 CPUC final decision on the water general rate case approved the recovery of previously incurred costs that were being tracked in CPUC-authorized memorandum accounts, which resulted in a reduction to administrative and general expense of approximately $1.1 million, or $0.02 per share, and was recorded during the second quarter of 2019. There was no similar item in 2020.
Excluding the two items discussed above, earnings at the water segment for the six months ended June 30, 2020 increased by $0.04 per share as compared to the same period in 2019. The following items affected the comparability between the two periods (excluding the impact of billed surcharges, which have no effect on net earnings):

•
An increase in the water gross margin of $5.4 million, or approximately $0.10 per share, as a result of new rates authorized by the CPUC. As discussed in the quarterly results, GSWC received its full second-year step increases effective January 1, 2020, which are expected to generate an additional $10.4 million in water gross margin for 2020.

•
An overall increase in operating expenses (excluding supply costs), which negatively impacted earnings by approximately $0.06 per share due, in large part, to an increase in overall maintenance expense compared to the same period in 2019. There were also increases in total labor costs, outside services, and property taxes as compared to the same period in 2019.

•
An overall decrease in interest expense (net of interest income and other income) favorably impacted earnings by approximately $0.02 per share during the six months ended June 30, 2020 as compared to the same period in 2019, due primarily to the maturity of long-term debt in March 2019, as well as a decrease in short-term interest rates partially offset by higher average intercompany borrowings from AWR to fund operations and capital expenditures during the first six months of 2020.

•
Changes in the effective income tax rate resulting from certain flow-through taxes and permanent items for the six months ended June 30, 2020 as compared to the same period in 2019 negatively impacted earnings by approximately $0.02 per share.

Electric Segment:
Diluted earnings per share from the electric segment for the six months ended June 30, 2020 increased by $0.04 per share as compared to the same period in 2019 largely due to an increase in the electric gross margin resulting from new rates authorized by the CPUC in its final decision on the electric general rate case issued in August 2019, which were retroactive to January 1, 2018. As previously mentioned, due to the delay in receiving this final decision, billed electric revenues for the first six months of 2019 were based on 2017 adopted rates. Among other things, the final decision approved an increase in the electric gross margin for 2018 of approximately $2.3 million, and authorized increases in the adopted electric gross margin of $1.2 million for each of the years 2019 and 2020.
As a result of the delay in finalizing the electric general rate case, the cumulative retroactive earnings impact of the final August 2019 decision was included in the third quarter results of 2019, including approximately $0.03 per share related to the first six months of 2019 had the new 2018 and 2019 electric rates been in place at that time.
Contracted Services Segment:
For the six months ended June 30, 2020, diluted earnings from the contracted services segment decreased $0.02 per share as compared to the same period in 2019. Included in the results for the first quarter of 2019 were retroactive revenues resulting from the successful resolution of an economic price adjustment at one of the military bases served, which totaled approximately $0.01 per share and related to periods prior to 2019. Excluding this retroactive amount, diluted earnings from the contracted services segment were lower by $0.01 per share as compared to the same period in 2019 largely due to a decrease in overall construction activity, partially offset by an increase in management fee revenues.
Dividends
On July 28, 2020, AWR's Board of Directors approved a 9.8% increase in the third quarter dividend, from $0.305 per share to $0.335 per share on AWR's Common Shares. Dividends on the Common Shares will be paid on September 1, 2020 to shareholders of record at the close of business on August 17, 2020. American States Water Company has

paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 66 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s current policy is to achieve a compound annual growth rate in the dividend of more than 7% over the long-term.
Regulatory Matters
On July 15, 2020, GSWC filed a general rate case application for all of its water regions and the general office.  This general rate case will determine new water rates for the years 2022, 2023 and 2024.  Among other things, GSWC's requested capital budgets in this application of approximately $450.6 million for the three-year rate cycle, and another $11.4 million of capital projects to be filed for revenue recovery through advice letters when those projects are completed. A decision in the water general rate case is scheduled for the fourth quarter of 2021 with new rates to become effective January 1, 2022.
On July 3, 2020, the CPUC issued a proposed decision related to the low income ratepayer assistance and affordability objectives contained in the CPUC’s 2010 Water Action Plan, which also addressed other issues including matters associated with the continued use of the water revenue adjustment mechanism ("WRAM").  If approved, California water utilities that use full decoupling WRAM accounts, including GSWC, would be required to replace their WRAM accounts with a limited price adjustment mechanism (the Monterey-Style Water Revenue Adjustment Mechanisms) in their next general rate case filing.  This proposed decision may be on the Commission’s agenda for a vote as early as August 6, 2020.  Management believes the proposed decision, if approved, should not have any impact on GSWC's WRAM balances during the current rate cycle (2019 through 2021).  Since its implementation in 2008, the WRAM has helped mitigate fluctuations in GSWC’s revenues due to changes in water consumption by its customers.  Replacing the WRAM with the mechanism recommended in the proposed decision would undo the current decoupling mechanism, which could result in more volatility in GSWC’s future revenues and prevent full recovery of its authorized revenues.  GSWC filed comments to the proposed decision.  At this time, management cannot predict the outcome of this matter including its potential impact to the water general rate case application filed in July 2020, which will set new rates for the years 2022 - 2024.
Liquidity
On July 8, 2020, GSWC completed the issuance of unsecured private placement notes totaling $160 million. In connection with this financing, GSWC issued $85 million in 2.17% senior notes which mature in 2030, and $75 million in 2.90% senior notes which mature in 2040. GSWC used the proceeds from the notes to pay down a majority of its intercompany borrowings from AWR. AWR used these proceeds from GSWC to pay down amounts outstanding under its credit facility. In March 2020, AWR amended its credit facility to temporarily increase the borrowing capacity to $260 million. Following the issuance of GSWC’s notes, effective July 15, 2020, AWR reduced the aggregate borrowing capacity under its revolving credit facility agreement back down to $200 million pursuant to the terms of that credit facility agreement.
Completion of Electric Utility Reorganization Plan and Financing Arrangement
On July 1, 2020, GSWC completed the transfer of the electric utility assets and liabilities from its electric division to Bear Valley Electric Service, Inc. (BVESI) in exchange for common shares of BVESI. GSWC then immediately distributed all of BVESI's common shares to AWR, whereupon BVESI became wholly owned directly by AWR. The reorganization is not expected to result in any substantive changes to AWR's operations or business segments. In addition, effective July 1, 2020, BVESI put in place and has access to a 3-year, $35 million revolving credit facility. Under the terms of the credit agreement, BVESI has the right to request an increase in the facility by an additional $15 million.
Non-GAAP Financial Measures
This press release includes a discussion on the water and electric gross margins for various periods, which are computed by subtracting total supply costs from total revenues. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the retroactive impact related to the first quarter of 2019 resulting from the CPUC's final decision on the water general rate case issued in May 2019 has been excluded when communicating the water segment’s second quarter 2019 results to help facilitate comparisons of the company’s performance from period to period. All of these items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (GAAP) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The company uses the water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The company reviews these measurements regularly and compares them to historical periods and to the operating budget.
Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, August 4. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning August 4, 2020 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through August 11, 2020.
About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc. Through its water utility subsidiary, Golden State Water Company, AWR provides service to approximately 261,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Its electric utility subsidiary, Bear Valley Electric Service, Inc. distributes electricity to approximately 24,000 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:    Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	June 30, 2020	December 31, 2019
Assets
Net Property, Plant and Equipment	$1,456,398	$1,415,705
Goodwill	1,116	1,116
Other Property and Investments	30,239	30,293
Current Assets	137,026	122,456
Regulatory and Other Assets	73,189	71,761
Total Assets	$1,697,968	$1,641,331
Capitalization and Liabilities
Capitalization	$900,174	$882,526
Current Liabilities	158,687	115,998
Other Credits	639,107	642,807
Total Capitalization and Liabilities	$1,697,968	$1,641,331

	Condensed Statements of Income (Unaudited)
(in thousands, except per share amounts)	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Operating Revenues
Water	$87,074	$88,140	$158,498	$152,863
Electric	7,679	7,408	18,647	18,037
Contracted services	26,525	29,099	53,210	55,480
Total operating revenues	121,278	124,647	230,355	226,380

Operating Expenses
Water purchased	18,754	18,762	32,846	31,902
Power purchased for pumping	2,398	1,982	4,257	3,520
Groundwater production assessment	5,030	4,640	9,178	8,386
Power purchased for resale	1,967	2,391	5,010	6,095
Supply cost balancing accounts	(1,802)	1,207	(3,967)	(165)
Other operation	7,959	7,708	16,445	16,279
Administrative and general	20,398	19,529	43,348	41,201
Depreciation and amortization	9,031	6,655	17,842	17,487
Maintenance	4,094	3,053	7,978	5,619
Property and other taxes	5,246	4,870	10,405	9,766
ASUS construction	12,487	14,532	25,602	26,777
Gain on sale of assets	—	(112)	(4)	(112)
Total operating expenses	85,562	85,217	168,940	166,755

Operating income	35,716	39,430	61,415	59,625

Other Income and Expenses
Interest expense	(5,322)	(6,282)	(11,372)	(12,599)
Interest income	490	876	1,048	1,818
Other, net	3,009	591	775	1,933
Total other income and expenses, net	(1,823)	(4,815)	(9,549)	(8,848)

Income Before Income Tax Expense	33,893	34,615	51,866	50,777
Income tax expense	8,281	7,831	12,182	11,141
Net Income	$25,612	$26,784	$39,684	$39,636

Weighted average shares outstanding	36,884	36,804	36,872	36,788
Basic earnings per Common Share	$0.69	$0.72	$1.07	$1.07

Weighted average diluted shares	37,000	36,963	36,985	36,942
Fully diluted earnings per Common Share	$0.69	$0.72	$1.07	$1.07

Dividends paid per Common Share	$0.305	$0.275	$0.610	$0.550